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Exhibit (d)(2)(g)


                         SANFORD C. BERNSTEIN FUND, INC.
               SHAREHOLDER SERVICING AND ADMINISTRATIVE AGREEMENT

SHAREHOLDER SERVICING AND ADMINISTRATIVE AGREEMENT, dated as of October 2, 2000, between SANFORD C. BERNSTEIN FUND, INC., a Maryland Corporation (the "Fund"), on behalf of the Bernstein Government Short Duration Portfolio, the Bernstein Short Duration Plus Portfolio, the Bernstein Intermediate Duration Portfolio, the Bernstein Diversified Municipal Portfolio, the Bernstein California Municipal Portfolio, the Bernstein New York Municipal Portfolio, the Bernstein Short Duration Diversified Municipal Portfolio, the Bernstein Short Duration California Municipal Portfolio, the Bernstein Short Duration New York Municipal Portfolio, the Bernstein Tax-Managed International Value Portfolio, the Bernstein International Value Portfolio II, and the Bernstein Emerging Markets Value Portfolio (the "Portfolios"), and ALLIANCE CAPITAL MANAGEMENT L.P., a Delaware limited partnership ("Alliance").

In consideration of the mutual agreements herein made, the parties hereto agree as follows:

1.       Duties of Alliance.

a.       Shareholder Servicing.

Alliance shall provide shareholder servicing to the Fund, the Portfolios, or their shareholders, including, but not limited to: (i) proxy solicitations and providing information to shareholders concerning their mutual fund investments, systematic withdrawal plans, dividend payments and reinvestments, shareholder account or transaction status, net asset value of shares, Portfolio performance, Fund services, plans and options, investment policies, Portfolio holdings and distributions and the taxation thereof; and (ii) dealing with shareholder complaints and correspondence directed to or brought to the attention of Alliance. Alliance may enter into agreements with other organizations whereby some or all of Alliance's duties in this regard may be delegated, and such organizations will be compensated therefor by Alliance.

b.       Administration.

Alliance shall also manage the corporate affairs of the Fund and the Portfolios including, but not limited to (i) providing office space, clerical, secretarial, and administrative services (exclusive of, and in addition to, any such service provided by any others retained by the Fund on behalf of the Portfolios) and executive and other personnel necessary for the operations of the Fund and of the Portfolios, (ii) supervising those responsible for the financial and accounting records required to be maintained by the Fund and (iii) overseeing the performance of services provided to the Fund on behalf of the Portfolios by others, including the Custodian and Transfer Agent. Alliance's performance of its duties under this Agreement shall be subject in each case to oversight by the Board of Directors of the Fund (the "Board") and in accordance with the objectives and policies set forth in the Registration Statement and the current Prospectus and Statement of Additional Information relating to the Fund or the Portfolios, as amended from time to time, the requirements of the Investment Company Act of 1940, as amended (the "Act") and other applicable law.


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2. Limitation of Liability. Subject to Section 36 of the Act, Alliance, and the
directors, officers and employees of Alliance, shall not be liable to the Fund or the Portfolios for any error of judgment or mistake of law or for any loss arising out of the performance or non-performance of duties under this Agreement, except for willful misfeasance, bad faith or gross negligence in the performance of, or by reason of reckless disregard of, obligations and duties under this Agreement.

3. Indemnification. The Fund, on behalf of the Portfolios, shall indemnify and hold harmless Alliance, and the directors, officers, and employees of Alliance, against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) arising out of the performance or non-performance of any duties under this Agreement, provided, however, that nothing herein shall be deemed to protect Alliance or any director, officer or employee thereof against any liability to the Fund or its stockholders, to which Alliance or any director, officer or employee thereof would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties under this Agreement.

4. Expenses. Alliance shall pay all of its expenses arising from the performance of its obligations under Section 1 of this Agreement and shall pay any salaries, fees and expenses of the Directors who are employees of Alliance. Alliance shall not be required to pay any other expenses of the Fund or the Portfolios, including (a) the fees payable to Alliance under this Agreement and the Investment Management Agreement; (b) the fees and expenses of Directors who are not affiliated with Alliance; (c) the fees and expenses of the Custodian and Transfer Agent, including but not limited to fees and expenses relating to Fund accounting, pricing of the shares of the Portfolios and computation of net asset value; (d) the fees and expenses of calculating yield and/or performance of the Portfolios; (e) the charges and expenses of legal counsel and independent accountants; (f) all taxes and corporate fees payable to governmental agencies;
(g) the fees of any trade association of which the Fund is a member; (h) reimbursement of the Portfolios' share of the organization expenses of the Portfolios or the Fund; (i) the fees and expenses involved in registering and maintaining registration of the Fund and the Portfolios' shares with the Securities and Exchange Commission, registering the Fund as a broker or dealer and qualifying the shares of the Portfolios under state securities laws, including the preparation and printing of the registration statements and prospectuses for such purposes, allocable communications expenses with respect to investor services, all expenses of shareholders' and Board of Directors' meetings and preparing, printing and mailing proxies, prospectuses and reports to shareholders; (j) brokers' commissions, dealers' mark-ups and any issue or transfer taxes chargeable in connection with the Portfolios' transactions; (k) the cost of stock certificates representing shares of the Portfolios; (l) insurance expenses, including, but not limited to, the cost of a fidelity bond, directors and officers insurance and errors and omissions insurance; and (m) litigation and indemnification expenses, expenses incurred in connection with mergers, and other extraordinary expenses not incurred in the ordinary course of the Portfolios' business.


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5.       Compensation.

         (a) As compensation for the services performed and the facilities and personnel provided by Alliance pursuant to Section 1 of this Agreement, the Fund, on behalf of the Bernstein Government Short Duration Portfolio, the Bernstein Short Duration Plus Portfolio, the Bernstein Intermediate Duration Portfolio, the Bernstein Diversified Municipal Portfolio, the Bernstein California Municipal Portfolio, the Bernstein New York Municipal Portfolio, the Bernstein Short Duration Diversified Municipal Portfolio, the Bernstein Short Duration California Municipal Portfolio, and the Bernstein Short Duration New York Municipal Portfolio, will pay to Alliance, promptly after the end of each month, a fee assessed at an annual rate of 0.10 of 1% of the average daily net assets of each Portfolio during the month. If Alliance shall serve hereunder for less than the whole of any month, the fee hereunder shall be prorated. Nothing herein shall prohibit the Directors from approving the payment by the Fund, or any of the Portfolios, of additional compensation to others for consulting services, supplemental research and security and economic analysis.

         (b) As compensation for the services performed and the facilities and personnel provided by Alliance pursuant to Section 1 of this Agreement, the Fund, on behalf of The Bernstein Emerging Markets Value Portfolio, the Bernstein International Value Portfolio II, and the Bernstein Tax-Managed International Value Portfolio, will pay to Alliance, promptly after the end of each month, a fee assessed at an annual rate of 0.25 of 1% of the average daily net assets of each Portfolio during the month. If Alliance shall serve hereunder for less than the whole of any month, the fee hereunder shall be prorated. Nothing herein shall prohibit the Directors from approving the payment by the Fund, or the Portfolios, of additional compensation to others for consulting services, supplemental research and security and economic analysis.

6. Term of Agreement. This Agreement shall continue in effect with respect to any Portfolio for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the Act with regard to investment advisory contracts; provided, however, that this Agreement may be terminated at any time without the payment of any penalty, on behalf of any or all of the Portfolios, by the Fund, by the Board or, with respect to any Portfolio, by vote of a majority of the outstanding voting securities (as defined in the Act) of that Portfolio, or by Alliance, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the Act).

7. Miscellaneous. This Agreement may be amended by mutual written consent. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Alliance may perform the same services for other persons or entities, including other investment companies.

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IN WITNESS WHEREOF, the Fund, on behalf of the Portfolios, and Alliance have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

ALLIANCE CAPITAL MANAGEMENT L.P.
By:  Alliance Capital Management Corporation, General Partner
s/Mark R. Manley, Assistant Secretary

SANFORD C. BERNSTEIN FUND, INC.
By: s/Roger Hertog, President


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